EXHIBIT 23.2


                               CONSENT OF KPMG LLP



The Board of Directors
The 3DO Company:


         We consent to incorporation by reference in this Amendment No. 3 to the registration statement on Form S-3 of The 3DO Company of our report dated May 3, 2000 relating to the consolidated balance sheet of The 3DO Company and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the March 31, 2001 annual report on Form 10-K of The 3DO Company. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                                /s/ KPMG LLP


                                                Mountain View, California
                                                February 12, 2002